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NATIONAL PATENT DEVELOPMENT CORPORATION [LOGO] [LETTERHEAD]

                                                          EXHIBIT 5.1

                                                          August 9, 1995

Interferon Sciences, Inc.
783 Jersey Avenue
New Brunswick, New Jersey 08901

Gentlemen:

     Reference is made to the Registration Statement on Form S-2 of Interferon Sciences, Inc. (the "Company") relating to the registration of up to 12,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock").

     I am General Counsel of the Company, and have examined such corporate records and other documents as I have deemed relevant. Based upon the above, I am of the opinion that, subject to approval by the stockholders of the Company at a special meeting to be held on August 14, 1995 of an amendment to the Restated Certificate of Incorporation of the Company (the "Amendment") and the filing by the Company with the State of Delaware of the Amendment, the Common Stock to be sold pursuant to the Registration Statement will be validly authorized and, when issued and paid for in accordance with the terms thereof, assuming compliance with all federal and state securities laws, will be validly issued, fully paid, and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus.


                                                          Very truly yours,


                                                          Lawrence M. Gordon